Exhibit 99.1

For Immediate Release

For more information contact:	Shawn Severson
EnergyTech Investor
415-233-7094

or
David I. Rosenthal
UQM Technologies, Inc.
303-682-4900

UQM Technologies Reports Strong Third Quarter Operating Results

•	Revenue of $2.8 million grew 169% compared to same quarter last year.
•	Gross margins increased to 47% vs 24% last year.
•	The company generated positive cash flow from operations and sale of land during the quarter.

LONGMONT, COLORADO, NOVEMBER 2, 2017 - UQM TECHNOLOGIES, INC.  (NYSE American: UQM), a developer of alternative energy technologies, today announced operating results for the third quarter ended September 30, 2017. Total revenue for the quarter was $2.8 million compared to $1.0 million in the third quarter last year, an increase of 169%. Net loss for the third quarter was $543,000, or $0.01 per common share. This compares to a net loss of $2.4 million, or $0.05 per common share for the same period last year.

“Steady sales of our propulsion systems along with sales of fuel cell compressor systems to our Chinese OEM customer drove our dramatic increase in revenue,” said Joe Mitchell, UQM Technologies’ President and Chief Executive Officer. “During the quarter, we also closed the first stage investment from China National Heavy Duty Truck Company and received $5.1 million in cash from the sale of 9.9% equity ownership of our common stock. We continue to make progress towards the closing of the second stage investment. Our strengthened balance sheet and the momentum we are seeing in the business should help us capitalize on our initiatives and further execute on our strategy to be a global leader in electric propulsion systems.”

Conference Call

The Company will host a conference call today at 4:30 p.m. Eastern Time to discuss operating results for the quarter ended September 30, 2017. To attend the conference call, please dial 888-241-0326 approximately 10 minutes before the conference is scheduled to

UQM TECHNOLOGIES, INC. 4120 SPECIALTY PLACE, LONGMONT, COLORADO 80504 (303) 682-4900 FAX (303) 682-4901

begin and provide the conference ID “2460591” to access the call. International callers should dial 647-427-3411. The call will also be webcast from the Investors section of the company’s website at www.uqm.com/investors.  Parties listening via the webcast will be in a “listen-only” mode. Please log onto UQM’s website 10 minutes prior to the start of the webcast to register.

An audio replay of the webcast will be available two hours after the call and can be accessed on the investor page of website listed above.

About UQM

UQM Technologies is a developer and manufacturer of power-dense, high-efficiency electric motors, generators, power electronic controllers and fuel cell compressors for the commercial truck, bus, automotive, marine and industrial markets. A major emphasis for UQM is developing propulsion systems for electric, hybrid electric, plug-in hybrid electric and fuel cell electric vehicles. UQM is TS 16949 and ISO 14001 certified and located in Longmont, Colorado. For more information, please visit www.uqm.com.

This Release contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements appear in a number of places in this Release and include statements regarding our plans, beliefs or current expectations; including those plans, beliefs and expectations of our management with respect to, among other things, gaining required certifications, new product developments, future orders to be received from our customers, sales of products from inventory, future financial results, liquidity, and the continued growth of the electric-powered vehicle industry. Important Risk Factors that could cause actual results to differ from those contained in the forward-looking statements are contained in our Form 10-K and Form 10-Q’s, which are available through our website at www.uqm.com  or at www.sec.gov.

Source: UQM Technologies, Inc.

###Tables Attached###

UQM TECHNOLOGIES, INC. 4120 SPECIALTY PLACE, LONGMONT, COLORADO 80504 (303) 682-4900 FAX (303) 682-4901

UQM TECHNOLOGIES, INC. AND SUBSIDIARIES

Consolidated Condensed Statements of Operations (unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016

Revenue:
Product sales	$2,752,554	$728,921	$5,169,479	$3,120,979
Contract services	-	292,204	387,075	839,517
	2,752,554	1,021,125	5,556,554	3,960,496
Operating costs and expenses:
Costs of product sales	1,471,334	525,313	3,085,822	2,094,236
Costs of contract services	-	251,291	161,616	791,681
Research and development	403,273	882,090	1,591,520	2,285,354
Selling, general and administrative	1,983,450	1,738,439	4,757,571	4,655,978
Recovery of impaired assets	-	-	-	(585,800)
	3,858,057	3,397,133	9,596,529	9,241,449

Loss from operations	(1,105,503)	(2,376,008)	(4,039,975)	(5,280,953)

Other income / (expense):
Interest income	112	2,445	2,211	9,735
Interest expense	(42,895)	-	(65,626)	-
Amortization of deferred financing costs	(9,327)	-	(20,208)	-
Gain on sale of long-lived assets	606,006	-	606,006	-
Other	8,206	5,318	19,944	18,025
	562,102	7,763	542,327	27,760

Net loss	$(543,401)	$(2,368,245)	$(3,497,648)	$(5,253,193)

Net loss per common share - basic and diluted	$(0.01)	$(0.05)	$(0.07)	$(0.11)

Weighted average number of shares of common stock outstanding - basic and diluted	48,941,702	48,479,908	48,677,423	48,351,907

UQM TECHNOLOGIES, INC. 4120 SPECIALTY PLACE, LONGMONT, COLORADO 80504 (303) 682-4900 FAX (303) 682-4901

UQM TECHNOLOGIES, INC. AND SUBSIDIARIES

Consolidated Condensed Balance Sheets (unaudited)

	September 30,	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$8,035,754	$2,100,089
Restricted cash	165,575	-
Accounts receivable	634,108	1,163,316
Costs and estimated earnings in excess of billings on uncompleted contracts	-	29,917
Inventories, net	2,688,933	1,749,735
Prepaid expenses and other current assets	292,795	259,682
Total current assets	11,817,165	5,302,739

Property and equipment, at cost:
Land	896,388	1,683,330
Building	4,516,301	4,516,301
Machinery and equipment	7,098,898	7,052,740
	12,511,587	13,252,371
Less accumulated depreciation	(7,853,574)	(7,590,641)
Net property and equipment	4,658,013	5,661,730

Patent costs, net of accumulated amortization of $948,438 and $932,564, respectively	210,865	213,326
Trademark costs, net of accumulated amortization of $84,257 and $80,885, respectively	91,583	94,955
Restricted cash	376,407	-
Total assets	$17,154,033	$11,272,750

	September 30,	December 31,
	2017	2016
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,388,825	$809,950
Other current liabilities	1,585,997	1,318,941
Billings in excess of costs and estimated earnings on engineering service contracts	25,378	-
Total current liabilities	3,000,200	2,128,891

Long-term debt, net of deferred financing costs of $54,406 and $0, respectively	3,110,123	-
Other long-term liabilities	126,667	141,667
Total long-term liabilities	3,236,790	141,667

Total liabilities	6,236,990	2,270,558

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value, 175,000,000 shares authorized; 54,035,328 and 48,519,313 shares issued and outstanding, respectively	540,353	485,193
Additional paid-in capital	133,767,272	128,409,933
Accumulated deficit	(123,390,582)	(119,892,934)
Total stockholders’ equity	10,917,043	9,002,192

Total liabilities and stockholders’ equity	$17,154,033	$11,272,750

#End Table

# End #

UQM TECHNOLOGIES, INC. 4120 SPECIALTY PLACE, LONGMONT, COLORADO 80504 (303) 682-4900 FAX (303) 682-4901